Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Southwest Water Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-77881, 333-35252, 333-63196, 333-69662, 333-70194, 333-106506, 333-111586, 333-121426 and 333-133399) on Form S-3 and the registration statements (Nos. 333-18513, 333-38935, 333-39506, 333-39508, 333-109444, 333-117713 and 333-134575) on Form S-8 of Southwest Water Company of our reports dated March 13, 2007, with respect to the consolidated balance sheets of Southwest Water Company and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of Southwest Water Company.

Our report with respect to the consolidated financial statements dated March 13, 2007 refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R), and to a change in the method of quantifying errors in 2006.

/s/ KPMG LLP

Los Angeles, California
March 13, 2007